EXHIBIT 99.1

Anne-Marie Megela
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

GEVITY REPORTS 13th CONSECUTIVE QUARTER OF
INCREASED PROFITS

• Compared To The Same Quarter Last Year, Results Include Increases In

          –    Gross Profit of Nearly 22%
          –   Operating Income of Over 30%
          –   Net Income of Over 28%
          –   Earnings Per Share of Nearly 21%

• Company Advances Inflection Point Forecast To The Second Quarter

• Maintains Full Year 2005 Earnings Guidance

BRADENTON, FL, April 21, 2005 — Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employee management solution, announced today that diluted earnings per common share rose 20.8% to $0.29 for the quarter ended March 31, 2005 on 28.6 million diluted common shares, from $0.24 in the same quarter of 2004 on 26.8 million diluted common shares.

Strong Quarter for Profits, Profitability and Quality of Earnings

Erik Vonk, Gevity’s Chairman and Chief Executive Officer stated, “Once again, we have generated more profits during the first quarter of the year compared to the same period in the prior year, as well as improved profitability, with annualized operating income per client employee increasing from $357 to $409. At the same time, we have been able to maintain the high quality of our earnings with professional service fees representing approximately 79% of gross profit.”

Additional Financial Highlights

For the first quarter of 2005, revenues increased 22.2% to $153.9 million compared to $125.9 million for the first quarter of 2004. Cost of services increased 22.3% to $110.3 million from $90.1 million in the first quarter of 2004. Gross profit increased 21.9% to $43.6 million from $35.8 million for the same period in 2004. Operating expenses, excluding depreciation and amortization, increased 14.1% to $27.8 million for the first quarter of 2005 compared to $24.4 million in the first quarter of 2004. Operating income increased 30.7% to $12.0 million for the first quarter of 2005 from $9.2 million in the first quarter last year. As a result, net income increased 28.4% to $8.2 million in the first quarter of 2005 from $6.4 million in the first quarter of 2004.

Marketing Investments Contribute to Rise in BDM Productivity; New Generation of Services Attract Growing Interest

Total new client employee production of approximately 6,000 during the first quarter of 2005 was on target with internal goals and reflects an increase in Business Development Manager productivity of 34%. The productivity improvement is driven, in part, by the investment in an integrated market development approach. Further marketing related investments include the development of a sophisticated new business impact tool that allows the company’s sales force to demonstrate and quantify the added value of Gevity’s services to prospective clients. In addition, the company continues to successfully expand the Gevity Business Edge seminars and related activities, which are designed to generate demand in target markets. Offered nationwide, the seminars are now attracting nearly 1,000 attendees per series.

In advance of the full rollout of the new Generation of Services, the company is encouraged by positive indications of growing interest in its Custom Solution, which permits clients to choose a service delivery platform to match individual requirements. Consistent with expectations, the average size of interested prospects, as measured by the number of employees, significantly exceeds the current average client size.

Retention Improved to Expected Levels

Primarily due to seasonal influences in January, attrition in the first quarter of 2005 was approximately 6,000 client employees in the core business and approximately 4,500 in the two acquired client portfolios. The spillover of the seasonal attrition was limited to the month of January, after which retention improved to expected levels.

Achieving Inflection Point

Commenting further on key strategic developments, Mr. Vonk stated, “We expect that a continuation of the positive trends we are seeing will lead to an inflection point in the second quarter where production starts to outpace the combined attrition in both the core as well as the acquired client portfolios. Over the remainder of the year, we expect to build upon this achievement to reach our targeted growth.”

Full Year 2005 Earnings Guidance Reiterated

Gevity reiterated its full year 2005 guidance of diluted earnings per common share of at least $1.25. As previously reported, this expectation excludes the impact of expensing outstanding stock options (which will not commence until 2006) and does not reflect any reduction of previously estimated cost of workers’ compensation claims.

Mr. Vonk concluded, “Looking beyond 2005, we stand fully positioned to further capitalize on our compelling business proposition, first-mover advantage, strong balance sheet, highly efficient infrastructure and outstanding market opportunity.”

Earnings Conference Call

Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company’s strong first quarter earnings results and learn more about the company’s evolution. To participate in the call, dial 1.866.814.1912 and ask for the Gevity conference call. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. To listen to the call via the Web, log onto http://www.gevity.com/1Q05. If you are unable to listen to the live call, audio will be archived on the Gevity Web site. To access the replay, click on www.gevity.com and visit the Investor Relations section.

About Gevity

Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employee management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.

(Tables Attached)

A copy of this press release can be found on the company’s Web site at www.gevity.com.

Pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Gevity HR, Inc. (“Gevity” or the “Company”) is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” and “projection”) are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company’s Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

GEVITY HR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data, unaudited)

	For the Three Months Ended March 31,
	2005	2004

Revenues	$153,880	$125,912
Cost of services	110,251	90,122

Gross profit	43,629	35,790

Operating expenses:
Salaries, wages and commissions	17,387	16,278
Other general and administrative	10,460	8,128
Depreciation and amortization	3,753	2,180

Total operating expenses	31,600	26,586

Operating income	12,029	9,204
Interest income, net	157	286
Other non-operating income, net	16	10

Income before income taxes	12,202	9,500
Income tax provision	4,027	3,135

Net income	8,175	6,365

Non-cash charges attributable to beneficial conversion
feature and accretion of redemption value of
convertible, redeemable preferred stock	--	94

Preferred stock dividends	--	321
Assumed preferred stock dividend (assuming full distribution of
net income)	--	1,061

Net income attributable to common shareholders	$8,175	$4,889

Net income per common share - diluted	$0.29	$0.24

Weighted average common shares outstanding- diluted	28,572	26,772

GEVITY HR, INC.
SELECTED BALANCE SHEET ITEMS
(in thousands)

	As of March 31, 2005 (unaudited)	As of December 31, 2004 (audited)

Unrestricted cash and cash equivalents,
certificates of deposit, & marketable securities	$66,781	$40,776

Restricted cash and cash equivalents,
certificates of deposit, & marketable securities	$18,168	$18,636

Accounts receivable from unbilled revenues	$116,335	$82,709

Accounts receivable (billed, net of allowance for
doubtful accounts)	$5,671	$17,081

Workers' compensation receivable, net - Short-term	$39,405	$33,405

Workers' compensation receivable, net - Long-term	$87,426	$79,310

Property and equipment, net	$9,774	$10,079

Intangible assets, net	$37,723	$40,133

Total assets	$404,474	$339,587

Accrued workers' compensation insurance
premium - Short-term	$4,557	$4,359

Accrued workers' compensation insurance
premium - Long-term	$700	$700

Debt	$-	$-

Total liabilities	$231,000	$174,413

Shareholders' equity	$173,474	$165,174

GEVITY HR, INC.
STATISTICAL DATA
(unaudited)

	1st Quarter 2005		1st Quarter 2004		Percentage Change

Client employees at period end	125,406		138,507		-9.5%
Clients at period end (1)	8,264		9,382		-11.9%
Average number of client employees/
clients at period end	15.17		14.76		2.8%
Average number of client
employees paid by month (2)	117,620		103,107		14.1%
Number of workers' compensation claims	1,380		1,365		1.1%
Frequency of workers' compensation
claims per one million dollars
of workers' compensation wages (3)	1.38	x	1.79	x	-22.9%
Workers' compensation manual
premium per one hundred dollars
of workers' compensation wages (3), (6)	$3.27		$3.80		-13.9%
Workers' compensation billing per
one hundred dollars of workers'
compensation wages (3)	$2.76		$3.27		-15.6%
Workers' compensation cost per
one hundred dollars of workers'
compensation wages (3)	$1.98		$2.33		-15.0%
Client employee health benefits
plan participation	38%		37%		2.7%
Annualized average wage per average
client employees paid by month (4)	$37,062		$31,759		16.7%
Annualized professional service fees
per average number of client employees
paid by month (4), (5)	$1,165		$1,101		5.8%
Annualized total gross profit per average
number of client employees paid
by month (4)	$1,484		$1,388		6.9%
Annualized operating expense excluding
depreciation and amortization per
average number of client employees
paid by month (4)	$947		$947		0.0%
Annualized operating income per average
number of client employees paid
by month (4)	$409		$357		14.6%

(1)	Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers' compensation wages exclude the wages of clients electing out of the Company's workers' compensation program.

(4)	Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(5)	The annualized professional service fees is based upon information from the following table (in thousands):

	1st Quarter 2005	1st Quarter 2004

Revenues:
Professional service fees	$34,251	$28,387
Employee health and welfare benefits	80,498	65,370
Workers' compensation	27,583	25,352
State unemployment taxes and other	11,548	6,803

Total revenues	$153,880	$125,912

(6)	Manual premium rate data is derived from tables of AIG in effect for 2005 and 2004, respectively.